Exhibit 10.17
                             Southwest Airlines Co.
                               2702 Love Field Dr.
                                Dallas, TX 76235


December 15, 2004

ATA Holdings Corp.
7337 West Washington Street
Indianapolis, IN 46231-1300

          Re: Bid Proposal to Purchase  Assets from, Provide a DIP Facility and
              Exit Facility to, and Codeshare with, ATA Holdings Corp.

Ladies and Gentlemen:

     Southwest Airlines Co. ("Southwest") is pleased to make the following bid proposal (this "Bid Proposal")in connection with ATA Holdings Corp."Holdings") and its debtor affiliates and subsidiaries'(collectively,"Debtors")filing of petitions that are administrativelyconsolidated as In re ATA Holdings Corp. et al., Case No.04-19866 (Bankr. S.D. Ind.)(the "Cases")for protection under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") to enable such Debtors to be restructured pursuant to a Plan of Reorganization, including the terms and conditions set forth in Annex F attached hereto (the "Plan")

         Southwest hereby commits to:

          A. purchase for $40,000,000 certain of Debtors' assets (collectively, the "Transferred Assets"), consisting of Debtors' rights to six (6) specified gates (the "Midway Gates") at Chicago Midway Airport ("Midway"), Debtors' rights in that certain hangar facility at Midway (the "Midway Hangar") and miscellaneous other assets related to the foregoing on the terms and subject to the conditions contained herein and as set forth in Annex A attached hereto (the "Asset Acquisition Agreement");

          B. provide Debtors with a debtor-in-possession loan facility of up to $47,000,000 (the "DIP Facility") for general working capital purposes on the terms and subject to the conditions contained herein and as set forth in Annex B attached hereto (the "DIP Facility Term Sheet");

          C. provide Debtors with post-bankruptcy financing through long-term debt refinancing of up to $47,000,000 for amounts outstanding under the DIP Facility upon the effective date (the "Effective Date") of the Plan and Debtors' exit from chapter 11 protection (the "Exit Facility" and, together with the DIP Facility, the "Facilities") on the terms and subject to the conditions contained herein and as set forth in Annex C attached hereto (the "Exit Facility Term Sheet");

          D. purchase an additional $30,000,000 in non-voting (except on default) convertible preferred equity (the "Equity Investment") upon or after the Effective Date on the terms and subject to the conditions contained herein and as set forth in Annex D attached hereto (the "Investment Term Sheet"); and

          E. codeshare with Debtors out of Midway and such other airports as Southwest and Debtors shall mutually agree as set forth in the Codeshare Agreement as soon as Debtors' gates have been relocated to facilities which will reasonably accommodate passenger connections and baggage handling between the two carriers, on the terms and subject to the conditions contained herein and as set forth in Annex E attached hereto (the "Codeshare Term Sheet").

          1. Key Terms and Conditions. Southwest's commitment to purchase the Transferred Assets, make the loans under the Facilities, make the Equity Investment and enter into the codeshare arrangement shall be on and subject to the following terms and conditions:

          A. Asset Acquisition. In furtherance of Debtors' restructuring of its operations pursuant to the Plan, Southwest agrees to buy the following
     Transferred Assets from Debtors for the aggregate purchase price of $40,000,000 (the "Acquisition Price"): (a) all of Debtors' rights, privileges and interests in the Midway Gates through the assumption of Debtors' leasehold interest with respect to such Midway Gates under the Chicago Midway Airport Amended and Restated Airport Use Agreement Facilities Lease (the "Facilities Lease") between the City of Chicago and ATA Airlines, Inc. ("ATA"); (b) all of Debtors' rights, privileges and interests in the Midway Hangar through the assumption of Debtors' leasehold interest under the Lease of Hangar Facilities (the "Hangar Lease") between the City of Chicago and ATA; and (c) miscellaneous other assets related to the foregoing as set forth in the Asset Acquisition Agreement, in each case free and clear of all pledges, liens, security interests, encumbrances, claims, charges, options and interests thereon and there against (except for the terms of the Facilities Lease and the Hangar Lease) ("Encumbrances") in accordance with Sections 363 and 365 of the Bankruptcy Code. The purchase of the Transferred Assets shall be on the terms and subject to the conditions contained herein and as set forth in the Asset Acquisition Agreement.

          B. DIP Facility Amount. Southwest will provide a DIP Facility to Debtors of up to $47,000,000 in the aggregate. The DIP Facility will provide up to $40,000,000 in cash plus a guaranty of up to $7,000,000 (the "Chicago Guaranty") for amounts outstanding under that certain Loan Agreement for Funding ATA Expansion Gates, dated March 17, 2003, by and among the City of Chicago and ATA (the "Chicago Construction Loan") on the terms and subject to the conditions contained herein and as set forth in the DIP Facility Term Sheet. The base interest rate on amounts borrowed by Debtors under the DIP Facility will be the greater of: (a) 8.0% per annum, and (b) the 3-month LIBOR rate plus 5.0% per annum, paid monthly. The Chicago Guaranty fee will be 3.0% per annum on undrawn amounts, paid monthly.

          C. Exit Facility. Upon the Effective Date of the Plan, which Plan shall include the terms set forth in Annex F attached hereto (the "Plan Term Sheet"), Southwest will provide an Exit Facility to the reorganized Holdings ("New ATA") of up to $47,000,000. The Exit Facility will provide for long-term financing consisting of one or more 5-year notes (the "Notes") to refinance up to $40,000,000 under the DIP Facility plus a replacement guaranty of up to $7,000,000 of the amounts outstanding under the Chicago Construction Loan (the "New Chicago Guaranty") on the terms and subject to the conditions contained herein and as set forth in the Exit Facility Term Sheet. The base interest rate on the amounts borrowed by New ATA under the Exit Facility will be 9.5% per annum, paid semi-annually. The New Chicago Guaranty fee will be 3.0% per annum on undrawn amounts, paid monthly.

          D. Equity Investment. Upon or after the Effective Date, Southwest will purchase, through an additional cash investment of $30,000,000, shares of non-voting senior convertible preferred equity (the "Preferred Equity") of New ATA on the terms and subject to the conditions contained herein and as set forth in the Investment Term Sheet. The Preferred Equity will be convertible into 27.5% of the fully diluted economic ownership of New ATA, subject to pro rata dilution for management interests. The Preferred Equity will have voting rights only upon certain events of default, will be senior to the common equity (the "Common Equity") of New ATA and will be convertible into Common Equity, at Southwest's option, upon Southwest's sale or transfer of such Preferred Equity to a third party and certain other specified major liquidity events.

          E. Codeshare and Other Support Agreements. In furtherance of Debtors' restructuring of their operations, Southwest and Debtors will codeshare out of Midway and such other airports as Southwest and Debtors shall mutually agree, as specified in the Codeshare Agreement, not later than thirty (30) days after Debtors' gates have been relocated to facilities which will reasonably accommodate passenger connections and baggage handling between the two carriers which shall be at least thirty (30) days after the implementation of the Midway Codeshare on the terms and subject to the conditions contained herein and as set forth in the Codeshare Term Sheet and subject to applicable regulatory requirements. In addition, Debtors and Southwest will consider entering into various agreements in support of the codeshare arrangement and other transactions contemplated by this Bid Proposal, including with respect to reservation and ground handling services and sharing frequent flier programs.

          2. Credit Support Option. Southwest may opt to satisfy all or a portion of its commitment hereunder to provide the Facilities by arranging for third-party funding thereof (the entity providing such funding, the "Southwest Substitute Lender"), and, if necessary, providing credit support for the Debtors' obligations in respect of such Facilities; provided that the all-in-cost to the Debtors of such third-party funding and credit support does not exceed the all-in-cost that the Debtors would have incurred had Southwest funded its commitment directly.

          3. Payment of Expenses. Debtors shall reimburse Southwest up to a maximum aggregate amount of $1,000,000 for all reasonable fees and expenses incurred by or on behalf of Southwest in connection with the negotiation, preparation, execution and delivery of this Bid Proposal, the Definitive Documents and the transactions contemplated hereby and thereby, including, but not limited to, fees and expenses of counsel and financial advisors to Southwest and fees and expenses incurred by Southwest in connection with any due diligence, collateral reviews and field examinations (the "Expenses"). On the funding date of the Equity Investment, Debtors shall pay to Southwest or its designated affiliate in immediately available funds an amount equal to the reasonably documented Expenses incurred by Southwest prior to the date thereof up to an aggregate amount of $1,000,000. If not otherwise paid, expenses reimbursable hereunder shall be credited against, and shall reduce the balance due under, such Equity Investment.

          4. Payment of Arrangement Fees. In consideration of Southwest's commitment to provide the Facilities and the Equity Investment, Debtors shall pay to Southwest: a closing fee of 2.5% for each of the DIP Facility (including the Chicago Guaranty) and the Equity Investment. The closing fee for the DIP Facility will be accrued to the principal amount of the DIP Facility. The Debtors will also pay Southwest a guaranty fee of 3.0% per annum, paid monthly, for any amounts guaranteed but not drawn under each of the Chicago Guaranty and the New Chicago Guaranty.

          5. Covenants; Definitive Documents. If Southwest is the Successful Bidder under the Debtors' Bid Procedures approved by the Bankruptcy Court on November 19, 2004 (the "Bid Procedures"), Debtors and Southwest agree to cooperate with one another and to use commercially reasonable efforts to prepare and negotiate in good faith the agreements and other documents necessary to consummate the transactions contemplated by this Bid Proposal on the terms and subject to the conditions contained herein and as set forth in the Annexes attached hereto, in form and substance satisfactory to Southwest (the "Definitive Documents") and the documents ancillary to the Definitive Documents as contemplated herein and to take such action as is reasonably necessary to obtain Bankruptcy Court approval of the transactions contemplated hereby. Southwest's obligations under this Bid Proposal shall be subject to the Debtors and Southwest successfully negotiating, executing and delivering legally valid and binding Definitive Documents.

          6. Intention to Bid at Auction. In the event there is an Auction pursuant to the Bid Procedures, Southwest intends to bid at such Auction.

          7. Hart-Scott-Rodino; Regulatory Approvals. Other than the consents required to be obtained from the City of Chicago as described in Section 9 hereof, Southwest does not anticipate additional requests for regulatory approval (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR")) with respect to the asset acquisition or the DIP Facility. Southwest is prepared to initiate immediately all actions necessary to obtain all applicable approvals set forth in this Bid Proposal or as may be otherwise identified as necessary.

          8. Good Faith Deposit; Financing. Simultaneous with, or prior to, Southwest's submission of this Bid Proposal, Southwest wired $10,000,000 (the maximum amount required by the Bid Procedures) to Debtors' account in accordance with instructions received from Debtors. Southwest has the financial ability to purchase the Transferred Assets, make the loans under the Facilities and make the Equity Investment using cash on hand, evidence of which is contained in Southwest's quarterly report on Form 10-Q for the period ending September 30, 2004, included as Exhibit A hereto (showing in excess of $1,800,000,000 in cash and cash equivalents as of the date thereof).

          9. City of Chicago Leases; Performance. Southwest shall fully cooperate with the Debtors (a) by complying with the applicable procedures and information requests of the City of Chicago under Section 4.03 of the Facilities Lease, and (b) in seeking the prior written consent of the City of Chicago for the assignment and transfer of the Facilities Lease and Debtors' rights thereunder with respect to the Midway Gates. Southwest shall also cooperate with the Debtors with respect to the assignment of the Hangar Lease and shall seek the prior written consent of the City of Chicago for the assignment and transfer of the Hangar Lease and Debtors' rights thereunder. Attached as Exhibit B are the Terms Applicable to Assignment of Facilities Lease and the Economic Disclosure Statement that were submitted to the City of Chicago on November 30, 2004 in accordance with the Bid Procedures. Given the financial capacity of Southwest, Southwest's provision of outstanding service at Midway for 18 years and its history as a legacy airline at Midway, Southwest believes that it will be fully and adequately capable of performing its obligations under any contracts or unexpired leases, including the Facilities Lease and the Hangar Lease, it may assume pursuant to the Asset Acquisition Agreement.

          10. Company Employees. To the extent Southwest requires any employees in addition to those already employed by Southwest (and related to its acquisition of the Transferred Assets), Southwest agrees to interview qualified employees of Debtors who were displaced as a result of the transactions contemplated by this Bid Proposal on a first-priority basis.

          11. Termination. The proposals made by Southwest in this letter are irrevocable until the earlier of (i) two (2) business days after the closing of the Transaction(s) by which all of the Assets that are the subject of this Bid Proposal have been transferred or disposed of to one or more Qualified Bidders pursuant to the Bid Procedures and (ii) ninety (90) days after the entry of an order of the Court approving a Transaction for the transfer of such Assets. Upon such time, the proposals made by Southwest in this letter shall expire, unless otherwise agreed by Southwest in writing.

          12. Definitions. Capitalized terms used, but not defined, herein shall have the meanings given to such terms in the Bid Procedures.

          13. Closings.

               A. Asset Acquisition. The closing of the asset acquisition pursuant to the Asset Acquisition Agreement shall occur immediately following the fulfillment of the following two conditions: (i) the entry of the Bankruptcy Court's enforceable order confirming Southwest as the Successful Bidder with respect to the Transferred Assets and approving the terms and conditions of this Bid Proposal with respect to such Transferred Assets and the Asset Acquisition Agreement, and
          (ii) the Debtors' compliance with the conditions precedent set forth in the Asset Acquisition Agreement, including requiring the Transferred Assets to be transferred to Southwest (with the consent of the City of Chicago) free and clear of all Encumbrances except for the terms of the Facilities Lease and the Hangar Lease.

               B. DIP Facility. The closing and the initial funding of the DIP Facility shall occur immediately following the fulfillment of the following two conditions: (i) the entry of the Bankruptcy Court's enforceable order confirming Southwest as the Successful Bidder and approving the terms and conditions of this Bid Proposal and the Definitive Documents, and (ii) the Debtors' compliance with the conditions precedent set forth in the DIP Facility Term Sheet and
          Definitive Documents, including, without limitation, that (a) Southwest and the Debtors shall have entered into the Asset Acquisition Agreement, and (b) Southwest shall have a super-priority security interest in the assets which are to secure the DIP Facility pursuant to an order of the Bankruptcy Court in form and substance acceptable to Southwest in its sole discretion.

               C. Codeshare. The initial loading of the codeshare schedule shall occur as soon as practicable following the fulfillment of the following three conditions: (i) the entry of the Bankruptcy Court's enforceable order confirming Southwest as the Successful Bidder and approving the terms and conditions of this Bid Proposal and the Definitive Documents, (ii) Southwest and the Debtors shall have entered into the Asset Acquisition Agreement and (iii) Southwest shall have a super-priority security interest in the assets which are to secure the DIP Facility pursuant to an order of the Bankruptcy Court in form and substance acceptable to Southwest in its sole discretion and the funding of the DIP Facility shall have occurred in accordance with the DIP Facility Term Sheet and Definitive Documents.

     The obligations of Southwest to make the loans under the Facilities, make the Equity Investment and enter into the codeshare arrangement shall be subject to the absence of a Material Adverse Change. A "Material Adverse Change" shall be deemed to occur upon the occurrence of, or Southwest's knowledge of, a material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Debtors, taken as a whole, since October 26, 2004 other than any change (i) of the type which customarily occurs as a result of events leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the commencement of the Cases or (ii) disclosed in the annual report on Form 10-K for the fiscal year ended December 31, 2003 filed by Holdings, the quarterly report on Form 10-Q for the periods ending March 31, 2004, June 30, 2004 and September 30, 2004 filed by Holdings or any filing made by Holdings on Form 8-K following December 31, 2003 and prior to the date hereof; provided that deferrals of payments to aircraft lessors or lenders with respect to grounded aircraft and other aircraft and engines in Debtors' fleet (and any associated ratings downgrade) shall not in and of themselves constitute a Material Adverse Change.

     The Debtors shall use their best reasonable efforts to obtain confirmation of the Plan on or before June 30, 2005. Southwest shall not be obligated to consummate the other transactions contemplated by the Plan if no order has been entered by the Bankruptcy Court confirming the Plan on or before September 30, 2005, in which event the closings set forth above shall be unaffected and Southwest shall be entitled to exercise any of the rights set forth in the DIP Facility.

     14. Comparison of Asset Acquisition Agreement to Definitive Agreement. Attached as Annex G is an executed Asset Acquisition Agreement marked to show modifications to the Definitive Agreement attached to the Bid Procedures.

     This letter (1) supercedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto, (2) shall be governed by the laws of the State of New York, without giving effect to the conflict of laws provisions thereof, except to the extent superceded by the Bankruptcy Code, (3) shall be binding upon the parties and their respective successors and assigns as provided in the Bid Procedures, (4) may not be relied upon or enforced by any other person or entity, (5) shall not be assignable (and no obligation hereunder may be delegated and no right hereunder may be assigned) by either party without the written consent of the other party (except as provided herein), and (6) may be signed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. If this letter becomes the subject of a dispute, each of the parties hereto hereby waives trial by jury.

                                   * * * * *

                         [Signatures on following page]

     This letter may be amended, modified or waived only in a writing signed by the parties hereto.

                                    Very truly yours,

                                    SOUTHWEST AIRLINES CO.


                                    By: /s/ Gary C. Kelly
                                        -----------------
                                        Name: Gary C. Kelly
                                        Title:   Chief Executive Officer


Agreed and accepted on this
 __ day of December, 2004


ATA HOLDINGS CORP.

By: /s/ Gilbert F. Viets
    ----------------------------
    Name: Gilbert F. Viets
    Title:

                        Annex B - DIP Facility Term Sheet

                                     ANNEX B

                             SOUTHWEST AIRLINES CO.

                   Summary of Indicative Terms and Conditions
            Up to $47,000,000 Secured Super-Priority Credit Facility
                 to ATA Airlines, Inc., as Debtor-in-Possession
                                December 15, 2004

THIS TERM SHEET IS DELIVERED PURSUANT TO THE BID PROPOSAL, DATED AS OF DECEMBER 15, 2004 (THE "BID PROPOSAL") BETWEEN THE LENDER AND THE BORROWER (AS DEFINED BELOW).

BORROWER:

     ATA Airlines, Inc., an Indiana corporation (the "Borrower"), as a debtor and a chapter 11 debtor-in-possession in bankruptcy cases that are administratively consolidated as In re ATA Holdings Corp. et al., Case No. 04-19866 (Bankr. S.D. Ind.) (the "Cases") under chapter 11 of title 11, United States Code (the "Bankruptcy Code") filed in the United States Bankruptcy Court for the Southern District of Indiana on October 26, 2004 (the "Bankruptcy Court").

GUARANTORS:

     ATA Holdings Corp., Ambassadair Travel Club, Inc., ATA Leisure Corp., Amber Travel, Inc., American Trans Air ExecuJet, Inc., ATA Cargo, Inc., and Chicago Express Airlines, Inc. and any other subsidiary of ATA Holdings Corp. (collectively, the "Guarantors" and, together with the Borrower, the "Obligated Parties"). All guaranteesshall be full and unconditional guarantees of payment and collection.

LENDER:

     Southwest Airlines Co., any of its affiliates, assignees or designees (the "Lender").

DIP FACILITY:

     The Lender shall provide to the Borrower a post-petition credit facility (the "DIP Facility"), of up to $47,000,000 (the "Maximum Loan Amount"), and providing for a loan in an amount equal to the lesser of (a) the Maximum Loan Amount and (b) the amount specified in the Interim Order (as defined below). The DIP Facility will consist of a term loan facility in the aggregate principal amount of $40,000,000 (the "Loan Facility") and a guaranty by the Lender of the Borrower's obligations under the Loan Agreement for Funding ATA Expansion Gates between the Borrower and the City of Chicago, dated as of March 17, 2003 in an amount not to exceed $7,000,000 (the "Chicago Guaranty"). Assuming all other conditions precedent set forth herein have been met, the DIP Facility will be funded upon the execution and delivery, or as soon as practical thereafter, of the Asset Acquisition Agreement (the "Asset Acquisition Agreement") to be entered into between the Lender and the Borrower and the Chicago Guaranty will be issued upon the closing of the transaction contemplated by the Asset Acquisition Agreement.

EXIT FACILITY; EQUITY INVESTMENT:

     The Lender shall also provide to the reorganized Borrower ("New ATA") a post-reorganization credit facility in the amount of up to $47,000,000 (the "Exit Facility") and an equity investment (the "Equity Investment") in the amount of $30,000,000, upon the effective date of a plan of reorganization that is confirmed pursuant to a final, non-appealable order entered by the Bankruptcy Court or any other court having jurisdiction in the Cases (the "Plan") in substantially the form described in the Plan Term Sheet enclosed with the Bid Proposal. The Exit Facility will be made in accordance with the terms of the Exit Facility Term Sheet enclosed with the Bid Proposal and the Equity Investment will be made in accordance with the terms of the Investment Agreement Term Sheet enclosed with the Bid Proposal.

     The Exit Facility would permit the Obligated Parties to restructure the airplane lease agreements, labor contracts, the ATSB Loan, unsecured debt and other liabilities in accordance with the Plan. The definitive documentation for the Exit Facility would include, but not be limited to, the terms and conditions (including the representations, warranties and covenants) of the DIP Facility set forth in this Term Sheet with such changes and modifications as the Lender may require in its sole discretion.

AVAILABILITY:

     The DIP Facility and the Chicago Guaranty shall be available upon the satisfaction of the conditions set forth below under "Conditions Precedent to Closing" and as specified in the "DIP Facility" above. Any amount borrowed pursuant to the immediately preceding sentence shall be immediately deposited in an accounts with a bank acceptable to the Lender and such amount may not with withdrawn by the Borrower until the Borrower has satisfied its obligations under "Deposit Accounts" below.

PURPOSE:

     To provide general working capital and to pay ordinary operating costs and expenses of the Obligated Parties during the term of the DIP Facility, including payments to third parties that are necessary to cure defaults, to the extent permitted by the Bankruptcy Code or the Bankruptcy Court.

CLOSING DATE:

     The date of satisfaction of all conditions precedent to closing (the "Closing Date") is expected to be as soon as practicable after the entry of the Approval Order but not later than December 23, 2004, or as otherwise agreed, subject to entry of an appropriate enforceable order of the court authorizing all of the terms and conditions of the DIP Facility and the execution of the Asset Acquisition Agreement, such order to be in form and substance acceptable to the Lender.

MATURITY:

     The DIP Facility will terminate and all amounts outstanding thereunder shall be due and payable (unless accelerated earlier following an Event of Default) on the earliest of (i) January 31, 2005 if the Lender does not receive a consent from the City of Chicago to the transfer of assets pursuant to the terms of the Asset Purchase Agreement, (ii) the effective date of the Plan, or
(iii) September 30, 2005(the "Maturity Date"), subject to extension of such Maturity Date upon terms and conditions to be agreed upon by the Lender.

INTEREST RATE:

     Outstanding obligations under the DIP Facility and the Chicago Guaranty shall bear interest at the greater of 8.0% per annum or the 3-month LIBOR rate plus 5.0% per annum ("Base Rate") and such interest shall be payable monthly.

DEFAULT RATE:

     During the continuance of an Event of Default (as defined below), all outstanding obligations shall bear interest at 3.0% above the Base Rate. Overdue interest, fees and other amounts shall (to the extent permitted by applicable law) bear interest at 3.0% above the Base Rate.

FEES:

     Lender shall receive the following fees: (i) a closing fee in the amount equal to 2.5% of DIP Facility commitment (including the Chicago Guaranty) (the "Closing Fee") which shall be accrued to the principal amount of the DIP Facility, and (ii) a guaranty fee in the amount equal to 3.0% per annum, paid monthly, of the Chicago Guaranty (the "Guaranty Fee") for any amounts guaranteed but not drawn under the Chicago Guaranty. All fees shall be deemed fully earned upon the disbursement of the DIP Facility and the delivery of the Guaranty, as applicable, and shall accrue to principal on the disbursement of the DIP Facility.

DEPOSIT ACCOUNTS:

     The Borrower shall maintain all cash in accounts maintained with a depository bank acceptable to the Lender (collectively, the "Controlled Accounts"); provided that (i) the Obligated Parties shall be permitted to maintain up to an aggregate amount of $1,000,000 in accounts that are not Controlled Accounts but that have been disclosed to the Lender; (ii) the Obligated Parties shall be permitted to maintain cash in Trust Accounts (as defined below), to the extent consistent with current practices; and (iii) to the extent consistent with agreements with any credit card companies, the Obligated Parties shall be permitted to hold accounts with such entities so long as the amounts on deposit in such accounts are intended solely to cash collateralize holdback obligations.

COLLATERAL/PRIORITY:

     All loans, advances and other obligations, liabilities and indebtedness to the Lender, including interest, fees and expenses (the "Obligations") shall be secured by (i) pursuant to section 364(c)(2) of the Bankruptcy Code, and subject to the Carve-out (as defined as below), valid, perfected and enforceable first priority liens and security interests in the Primary Collateral (as defined below) and all proceeds thereof, other than Excluded Assets (as defined below) that are not subject to valid perfected liens on the Petition Date or to valid liens in existence on the Petition Date that are subsequently perfected pursuant to section 546(b) of the Bankruptcy Code and (ii) pursuant to section 364(c)(3) of the Bankruptcy Code, and subject to the Carve-out, valid, perfected and enforceable best priority available liens and security interests in all encumbered present and future assets of the Borrower and all proceeds thereof, other than Excluded Assets and any Section 1110 Assets (as defined below) to the extent the underlying lease, security agreement mortgage, trust agreement or other applicable instrument would prohibit the Borrower's granting of a lien to the Lender (the "Secondary Collateral" and, together with the Primary Collateral, the "Collateral").

     "Primary Collateral" shall mean:

          (i) (A) All property owned or leased (except as provided below in this clause (i) (A)) by any of the Obligated Parties as of December 22, 2004 at the Chicago Midway Airport in which the Lender does not already hold a valid, enforceable and perfected lien or security interest and the proceeds therefrom; provided, however, that the Lender shall not receive liens, security interests or operational rights in, or any reversionary interests or any right to control or use the Chicago Midway Airport terminal facilities which are the subject of the Chicago Midway Airport Amended and Restated Use Agreement and Facilities Lease (the "Lease") themselves or in the Lease for such airport terminal facilities and, (B) any interests the Obligated Parties have in the right to receive the proceeds, if any, from any assumption and assignment, to any person engaged in the air transportation business and no other person, of the Lease for any Chicago Midway Airport terminal facilities as approved by the Court and subject to any and all City of Chicago consents as are required; provided, however, that any such required City of Chicago consent shall be absolute, exclusive and not subject to challenge by the Lender or the Obligated Parties regardless of any adverse effect that the lack of, or conditions to, any such consent may have or be claimed on the amount of proceeds resulting from lack of consent to such an assumption and assignment. The Lender waives any and all purported legal or equitable claims or causes of action it may have against the Obligated Parties and any third party, including but not limited to the City of Chicago, whose consent is required arising from any lack of, or conditions to, such a consent, including any claims based upon assignment under 11 U.S.C. 365, and covenants not to sue in furtherance thereof;

          (ii) any assets of the Obligated Parties, other than assets identified in clause (i) above, constituting the collateral pledged to the State of Indiana pursuant to the Indiana DIP, if such financing has been repaid at any time and such collateral has been released;

          (iii) all of the rights of the Obligated Parties under airport facility leases at all out-stations of the Obligated Parties except for (A) the out-stations at Honolulu International Airport, (B) out-stations at airports outside of the United States and (C) assets identified in clause
     (i) above, provided, however, that if any such airport facility leases prohibit the granting of security interest in any such facilities, the Lender's interest shall be limited to the proceeds thereof until the Obligated Parties (using commercially reasonable efforts) shall have obtained appropriate consents to pledge and assignment from relevant lessors of facilities; and

          (iv) a blanket lien (and/or second lien) on all other assets that have not otherwise been pledged or which do not constitute the Secondary Collateral, except for assets identified in clause (i) above.

     For the purposes hereof, the term "Excluded Assets" shall mean (i) any retainers paid or deposited before October 26, 2004 (the "Petition Date") by the Obligated Parties to or with their professionals for professional services and expense reimbursement in connection with the Cases; provided, however, that the security interests attach automatically to any reversionary or residual interest any Obligated Party may have in such retainer; (ii) any Trust Funds (as such term is defined the Obligated Parties' Cash Collateral Order); (iii) Obligated Parties' avoidance actions and proceeds thereof under Sections 544-550 of the Bankruptcy Court or similar applicable State law, and (iv) card receivables, but only to the extent the ATSB Lender Parties (as such term is defined in the ATSB Cash Use Order (Docket No. 718)), do not hold a security interest therein).


     The Obligations shall at all times, subject to the Carve-out (as defined below), have priority, pursuant to Section 364(c)(1) of the Bankruptcy Code, over any and all administrative expenses specified in Section 503(b) or 507(b) of the Bankruptcy Code.

     The Collateral shall not include: (i) any assets or property of the Obligated Parties pledged pre-petition to the ATSB to secure the Obligated Parties' indebtedness under the ATSB Loan and (ii) any assets or property of the Obligated Parties upon which the Bankruptcy Court shall have granted to the ATSB a replacement lien pursuant to the ATSB Cash Use Order to secure the Obligated Parties' use of cash collateral under section 363 of the Bankruptcy Code (the
"ATSB Collateral"), provided, however, that in the event that any ATSB Collateral shall be released by ATSB, the Lender shall have the best priority interest in such released ATSB Collateral (subject only to any continuing lien granted to the State of Indiana under the Indiana DIP Orders).

     "Section 1110 Agreement" shall mean any agreement of any Obligated Party related to Section 1110 Assets, including, without limitation, security agreements, mortgages, trusts, leases, conditional sale agreements or other instruments applicable to such Section 1110 Assets.

     "Section 1110 Assets" means, (i) any "aircraft", "aircraft engine", "propeller", "appliance" or "spare part" of any Obligated Party (as defined in Section 40102 of Title 49) as those terms are used in Section 1110(a)(3)(A)(i) of the Bankruptcy Code, (ii) all parts substitutions, renewals and replacements of, improvements, accessions and accumulations incident to each such aircraft, aircraft engine, appliance or spare part and all documents related to any of the foregoing to the extent any such asset constitutes equipment within the scope of section 1110(a) of the Bankruptcy Code; (iii) any other assets with respect to which the granting of any such security interests would cause a default, directly or indirectly, of any Section 1110 Agreement, other than a default arising from a negative pledge or similar provision in any such Section 1110 Agreement with respect to otherwise unencumbered property, and (iv) any deposit or reserve delivered by a Obligated Party to a Section 1110 Beneficiary (as defined below) in connection with the purchase, financing or lease of a Section 1110 Asset; or reserve upon the satisfaction of the obligations secured thereby.

     "Section 1110 Beneficiary" shall mean all counterparties with any of the Obligated Parties to any such Section 1110 Agreements.


CARVE-OUT:

     The superpriority claim status and liens granted under the DIP Facility shall be subject only to a carve-out (the "Carve-out") which shall mean claims of the following parties for payment of the following amounts arising in connection with the Cases: (i) quarterly fees required to be paid to the United States Trustee pursuant to 28 U.S.C. ss. 1930(a)(6) and any fees payable to the Clerk of the Bankruptcy Court, (ii) prior to the occurrence of an Event of Default (a) the reasonable expenses of any member of the creditors' committee (the "Committee") which are allowed by the Bankruptcy Court and (b) unpaid professional fees and disbursements incurred prior to the occurrence of an Event of Default by the professionals retained, pursuant to Sections 327 or 1103(a) of the Bankruptcy Code, by the Obligated Parties or the Committee which shall be allowed by the Bankruptcy Court (before or after the Event of Default); provided, that such fees and disbursements payable after an Event of Default do not exceed the amounts included in the Borrower's Projections (as defined in Exhibit A hereto) for the term of the DIP Facility, and (iii) following the occurrence of an Event of Default, the reasonable expenses of any member of the Committee and unpaid professional fees and disbursements by the professionals retained pursuant to Sections 327 or 1103(a) of the Bankruptcy Code, by the Obligated Parties and the Committee incurred after the occurrence of an Event of Default which shall be allowed by the Bankruptcy Court not to exceed $500,000 in the aggregate; provided, however, that the Carve-out shall not include any fees or expenses incurred by any party in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Lender.

REPAYMENT:

         All Obligations shall be payable upon the Maturity Date. Interest shall be payable as specified under "Interest Rate" and "Default Rate" above. Fees shall be payable as specified under "Fees" above.

OPTIONAL PREPAYMENT:

     The DIP Facility may be repaid at any time in whole or in part without premium or penalty.

CONDITIONS PRECEDENT TO CLOSING:

     The closing of the DIP Facility and the issuance of the Chicago Guaranty will be subject to satisfaction of the condition precedent customary for financings of this type generally and appropriate for this transaction in particular, including, but not limited to, the following:

               (i) The Bid Proposal shall have been approved by the Bankruptcy Court.

               (ii) The Asset Acquisition Agreement shall have been executed by all parties thereto.

               (iii) The Lender shall have received satisfactory opinions of counsel to the Obligated Parties (which shall cover, among other things, authority, legality, validity, binding effect, unenforceability of the loan documents and the granting of a security interest and perfection of the Collateral).

               (iv) No material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its subsidiaries, taken as a whole, since October 26, 2004 other than any change (x) of the type which customarily occurs as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code and the commencement of the Cases or (y) disclosed in (A) the annual report on Form 10-K for the year ended December 31, 2003 filed by the Borrower; (B) in the quarterly report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2004, filed by the Borrower or (C) in any report on Form 8-K filed by the Borrower after December 31, 2003 and prior to the date hereof; provided that deferrals of payments to aircraft lessors/lenders with respect to grounded aircraft and other aircraft in the Obligated Parties' fleet (and any associated ratings downgrade) shall not in and of themselves constitute a material adverse change.

               (v) The Lender shall have received satisfactory evidence that the Obligated Parties shall have complied in full with the notice and other requirements of the Bankruptcy Code in a manner acceptable to the Lender and its counsel.

               (vi) The entry of an enforceable order of the Court approving the terms and conditions of the DIP Facility (including without limitation, (a) the finding that the Lender is extending the credit under the DIP Facility in "good faith" within the meaning of Section 364(e) of the Bankruptcy Code, (b) pursuant to Sections 364(c)(2) and
          (c)(3) of the Bankruptcy Code, authorizing and granting the security interests and liens upon all property of the Borrower's estate defined under Section 541 of the Bankruptcy Code and otherwise described above, (c) pursuant to Section 364(c)(1) of the Bankruptcy Code, the granting of the superpriority status and liens referred to herein, and
          (d) the automatic perfection of all liens referred to herein, the payment of all fees referred to herein, the first priority lien referred to herein and the approval of the Escrow Arrangement), such order to be in the form and substance satisfactory to the Lender in its sole discretion and which shall not have been reversed, modified, amended or stayed without the prior written consent of the Lender (the "Interim Order"). Such order shall also (a) approve the Obligated Parties' waiver of any and all claims and causes of action against the Lender (and its respective affiliates) directly related to the DIP Facility or the negotiation of the terms thereof, and (b) prohibit subsequent granting of liens or priority status superior to, or pari passu with, those provided in connection with the DIP Facility.

               (vii) The Lender's reasonable determination that all motions, orders, and other pleadings or related documents to be filed or submitted to the Bankruptcy Court in connection with the DIP Facility shall be consistent with the terms of the proposed DIP Facility.

               (viii) The Lender's reasonable determination that all other related orders entered by the Bankruptcy Court in the Cases, including without limitation any and all cash collateral orders and related orders, are not inconsistent with the terms of the DIP Facility.

               (ix) The Obligated Parties shall have paid to the Lender all fees due and payable on the Closing Date.

               (x) No material lien shall exist in connection with any ERISA plan of the Obligated Parties.

               (xi) The Obligated Parties shall have obtained all necessary third party approvals (other than the approval of the City of Chicago which shall be obtained by January 21, 2005 and which shall be a condition precedent to the issuance of the Chicago Guaranty).

               (xii) The completion of searches for existing liens on the Obligated Parties' assets.

     The DIP Facility and the Chicago Guaranty will be subject to satisfaction of the following conditions precedent: (a) all of the representations and warranties in the loan documentation shall be true and correct in all material respects; (b) no material work disruptions or stoppages by employees of any of the Obligated Parties shall have occurred and be continuing; and (c) the Interim Order or the DIP Order, as applicable, shall be in full force and effect, and shall not have been reversed, amended, supplemented, modified, stayed or vacated.

     There will be additional terms and conditions satisfactory to the Lender, in its sole discretion, to any funding under the Exit Facility and the Equity Investment.

REPRESENTATIONS AND WARRANTIES:

     The DIP Facility shall contain representations and warranties customary for a facility of this type, including but not limited to the following items:

               (i) organization, qualification and due authorization of the Obligated Parties; (ii) no breach of charter, by-laws, law, regulation, judgments, or other post-petition agreements, as applicable; (iii) no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its subsidiaries, taken as a whole, since the date of this Term Sheet (other than those which customarily occur as a result of events following the commencement of a proceeding under chapter 11 of the Bankruptcy Code); provided that deferrals of payments to aircraft and engines lessors/lenders with respect to grounded and other aircraft and engines in the Borrower's fleet and other leased equipment (and any associated ratings downgrade) shall not in and of themselves constitute a material adverse change; (iv) enforceability of DIP Facility documentation; (v) no material litigation or contingent obligations, except as disclosed;
          (vi) compliance with laws, including air carrier status; (vii) licenses, title to property, and related matters; (viii) outstanding debt; (ix) filing and payments of all taxes, except where contested in good faith by appropriate proceedings; (x) material compliance with ERISA, environmental laws, and all other applicable laws; (xi) utilization of slots in a manner consistent with applicable regulations and contracts in order to preserve the collateral value of the slots, taking into account any waivers or other relief granted to the Borrower by the Federal Aviation Administration; (xii) receipt of all necessary third party consents; and (xiii) status of bankruptcy proceedings and perfection of the Lender's security interests in the Collateral.

OPERATIONAL, COMPLIANCE AND REPORTING COVENANTS:

     The DIP Facility shall contain covenants customary for a facility of this type, including but not limited to the following items:

          (i) preservation of existence and franchise; (ii) compliance with and maintenance of all material licenses and material agreements; (iii) compliance with laws; (iv) maintenance of insurance (including without limitation casualty insurance on the aircraft as required by the DOT or as customary for major U.S. carriers); (v) delivery of financial statements, projections, and cash flow statements; (vi) payment of all taxes and other post-petition obligations as and when due except where contested in good faith and by appropriate proceedings if reserves maintained; (vii) at the Borrower's expense, monitoring of collateral and, with respect to parts, in the discretion of the Lender, and the quarterly field exams and appraisals;
     (viii) access to and maintenance of records and books of account and visitation rights; (ix) maintenance of properties expected to be material to the reorganized business of the Obligated Parties; (x) conducting transactions with affiliates on terms equivalent to those obtainable on an arm's-length basis; (xi) further assurances as to perfection and priority of security interests; (xii) maintenance of a cash management system acceptable to the Lender; (xiii) financial and reporting requirements including weekly 13-week cash flow forecast/reconciliation reports, reporting against the business plan within 20 days against the business plan and the development of flash reporting satisfactory to the Lender and the Committee; (xiv) maintenance of perfected lien on all Collateral and prohibition of any other liens on such Collateral; (xv) material compliance with ERISA; (xvi) material compliance with environmental laws; (xvii) capital expenditures in an amount to be agreed upon based on the business plan; (xviii) the preservation of all Non-Air 21 slots at LaGuardia Airport and Ronald Reagan Washington National Airport; (xix) compliance with requests for additional information from ATSB in connection with ATSB's commitment to guarantee the ATSB Loan; (xx) utilization of airport gates sufficient to comply with applicable gate lease provisions; (xxiii) loading of the Lender's code sharing schedule into the Obligated Parties' reservation system; (xxiv) obtaining from the Bankruptcy Court entry of enforceable order approving a disclosure statement and plan of reorganization for the Cases, in each case on terms consistent with the Plan Term Sheet enclosed with the Bid Proposal, no later than September 30, 2005; (xxv) compliance with leasehold terms; (xxvi) maintenance of air carrier status and U.S. citizenship; (xxvii) upon an Event of Default (as defined below), use best efforts to obtain, and to cooperate with the Lender in obtaining, all authorizations, consents, orders and approvals of any Governmental Authority in connection with the DIP Facility, including the exercise of remedies upon an Event of Default; and (xxviii) limitations on (A) debt, guaranties and other contingent liabilities; (B) liens; (C) investments; provided that investments in the Trust Accounts will be permitted to the extent consistent with the current practices; (D) disposition of assets constituting Collateral for the DIP Facility, preserving the Obligated Parties' ability to consummate one for one slot trades, understanding that the slot received as a result of such trade is subject in all respects to the loan documentation; (E) dividends, distributions redemptions and repurchases; (F) mergers, consolidations and acquisitions; (G) changes in fiscal year or accounting method; (H) amendments of constituent documents or material agreements; and (I) changes in conduct of business or capital structure.

     The Obligated Parties also shall use their best efforts to obtain entry of an enforceable order confirming the Plan for the Cases on or before June 30, 2005, but in no event later than September 30, 2005, in a form substantially similar to the terms of the Plan Term Sheet.

MANAGEMENT COVENANTS:

     The DIP Facility shall contain the following covenants relating to the management of the Borrower:

          (i) by no later than  December 31, 2004,  the Borrower  shall retain a
     Co-Chief   Restructuring   Officer  whose   retention   shall  be  made  in
     consultation with the Lender; and

          (ii) by no later than July 31, 2005, the Borrower shall retain a Chief Executive Officer whose employment shall be subject to the approval of the Committee and the ATSB.



FINANCIAL COVENANTS:

     The DIP Facility shall contain financial covenants set forth in Exhibit A to this Term Sheet.

DEFAULTS:

     The DIP Facility shall contain defaults and events of default (the "Events of Default") customary for a facility of this type, including but not limited to the following items applicable to the Obligated Parties (subject to reasonable grace periods and materiality qualifiers to be agreed upon):

          (i) failure to pay principal, interest or fees when due; (ii) material inaccuracy of representations or warranties; (iii) violation of covenants;
     (iv) change of control (as defined in the Codeshare Agreement), including a change in Board of Directors of Borrower; (v) customary ERISA defaults;
     (vi) the Obligated Parties allegation in any pleading or other writing, or the finding or conclusion by the Bankruptcy Court, that any loan or security document pertaining to the DIP Facility is not valid, binding or forceable, or any other event occurs or circumstance exists which cause such loan or security document to be impaired or to not be valid, binding and enforceable; (vii) dismissal of chapter 11 cases or conversion, to chapter 7 cases; (viii) appointment of a chapter 11 trustee or any examiner for the Obligated Parties; (ix) granting of relief from automatic stay to permit foreclosure on any material assets of Obligated Parties (other than
     Section 1110 Assets); (x) entry of any order, without the Lender's prior consent, reversing, amending, supplementing, staying or vacating the Interim Order or the DIP Order; (xi) unstayed monetary judgment defaults in an amount to be agreed and material non-monetary judgment defaults; (xii) payment of pre-petition debt (other than debt in respect of Section 1110 Assets), other than as approved by the Lender and the Bankruptcy Court;
     (xiii) the existence of any material lien in connection with any ERISA plan of the Obligated Parties, excluding any lien arising after the filing of the Cases that is unperfected and wholly junior to the liens securing the DIP Facility; (xiv) the occurrence of any event or circumstance that would constitute a material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its subsidiaries, taken as a whole (other than those which customarily occur as a result of events following the commencement of a proceeding under chapter 11 of the Bankruptcy Code); (xv) the submission by the Obligated Parties of any motion or other pleading attacking the validity or enforceability of any of the documents executed in connection with the DIP Facility; (xvi) any default under any cash collateral order; and (xvii) cross-defaults under material documents.

          For the purposes hereof, the term "DIP Order" shall mean an enforceable order of the Court approving the terms and conditions of the DIP Facility substantially in the form of and containing, among other things, the provisions present in the Interim Order (including, without limitation, the granting of liens and the superiority status referred to herein) and a prohibition of any claims against the Lender's collateral pursuant to section 506(c) of the Bankruptcy Code. The DIP Order shall be in form and substance satisfactory to the Lender in its sole discretion and shall not have been reversed, modified, amended or stayed without the prior written consent of the Lender.

          Upon the occurrence of an Event of Default, the Lender may, at its option, terminate the DIP Facility and declare all amounts outstanding immediately due and payable, and upon giving of a notice required in the Interim Order, to the Obligated Parties, the United States Trustee (the "Trustee") and any Committee, shall be entitled to relief from stay to exercise remedies against any collateral (including without limitation the ability to set off amounts held in any deposit accounts with, or subject to the control of, the Lender and apply against amounts outstanding under the DIP Facility and then ability to require all collected funds to be tendered to the Lender for application against such outstanding amounts).

     The Obligated Parties shall waive any right to seek relief under the Bankruptcy Code, including, without limitation, under section 105 of the Bankruptcy Code, to the extent such relief would restrict or impair the rights and remedies of the Lender set forth in the Interim Order, the DIP Order and in the definitive DIP Facility documentation. In the event that any party requests a hearing seeking to prevent the Lender form exercising any of its rights and remedies that arise after an Event of Default, the sole issue before the Court at such hearing shall be whether an Event of Default has occurred and has not been cured. No other issue or argument shall be relevant to any opposition to enforcement of the Lender's rights.

     The Obligated Parties further shall waive any and all defenses in the event the Lender seeks relief under the Bankruptcy Code, including but not limited to, relief under sections 362, 1112, 1104, and 1121, to (i) lift the automatic stay;
(ii) convert the Cases to a case under chapter 7 of the Bankruptcy Code; (iii) seek the appointment of a trustee or examiner; and/or (iv) terminate the exclusive period for the Obligated Parties to file the Plan.

INDEMNITY:

     The DIP Facility shall contain appropriate indemnification provisions, in form and substance similar to the following:

     Each Obligated Party shall defend (with counsel satisfactory to Lender), protect, indemnify and hold harmless Lender, each affiliate or subsidiary of Lender, and each of their respective shareholders, members, officers, directors, managers, employees, attorneys, advisors and agents (each an "Indemnified Party") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities laws and regulations, environmental laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of the DIP Facility, or any act, event or transaction related or attendant thereto, the making or issuance and the management of the DIP Facility or the use or intended use of the proceeds of the DIP Facility; except to the extent that direct damages (as opposed to special) indirect, consequential or punitive damages (including, without limitation, any loss of products, business or anticipated savings) are determined in a final non-appealable judgment by a court of competent jurisdiction to have result from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Loans hereunder from the date incurred by each Indemnified Party until paid by Borrower, be added to the Liabilities of Borrower and be secured by the Collateral. The indemnification provisions shall survive the satisfaction and payment of the other obligations under the DIP Facility and the termination of this the DIP Facility conclusive agreements.

EXPENSES:

     The Obligated Parties shall jointly and severally pay upon the funding of the Equity Investment all (i) reasonable costs and expenses of the Lender (including all reasonable fees, expenses and disbursements of outside counsel and any appraiser retained by the Lender; provided that the Obligated Parties shall not pay or be responsible for more than one primary counsel for the Lender and one specialty and local counsel retained by the Lender in connection with the preparation, execution and delivery of the loan documentation and the funding of all loans under the DIP Facility, including, but not limited to, all due diligence fees and reasonable expenses incurred or sustained by the Lender in connection with this transaction or the administration, amendment or waiver of the loan documentation, (ii) costs and expenses of the Lenders (including all reasonable fees, expenses and disbursements of outside counsel, appraisers, field auditors and any financial consultant retained by the Lender) in connection with the administration of the DIP Facility after the Closing Date up to $1,000,000 in the aggregate for all costs and expenses in connections with all transactions contemplated by the Bid Proposal in accordance with paragraph 3 of the Bid Proposal and in clause (i) and (ii) hereof, and (iii) costs and expenses incurred by the Lender in connection with the enforcement of any of their rights and remedies under any of the loan documentation.

MISCELLANEOUS:

     This Indicative Summary of Terms and Conditions is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in loan documentation for the DIP Financing and for the Exit Facility. The definitive DIP Facility documentation will be governed by New York Law, subject to applicable bankruptcy law and each of the parties thereto shall waive its right to a trial by jury.

                                    EXHIBIT A
                   TO SOUTHWEST / ATA DIP-FINANCING TERM SHEET

                        DIP Facility Financial Covenants


MINIMUM EBITDARR

For the period from January 1, 2005 though and including September 30, 2005, the Borrower shall maintain a minimum monthly EBITDARR (as defined below), calculated in the same manner as in the business plan provided to and approved by the Lender (the "Business Plan"), at 75% of the EBITDARR stated in the Borrowers' projections dated December 22, 2004 (the "Borrower's Projections").

In addition, for the period from January 1, 2005 though and including September 30, 2005, the Borrower shall maintain EBITDARR, calculated in the same manner as reflected in its Business Plan, at 80% of the cumulative EBITDARR stated in the Borrowers' Projections. (The first such test shall be for the period from January 1, 2005 through March 31, 2005)


                                  Min. EBITDARR Test       Min. Cumulative
                                                              EBITDARR Test
         Period
         January 2005                      75%                 Not tested
         February 2005                     75%                 Not tested
         March 2005                        75%                    80%
         April 2005                        75%                    80%
         May 2005                          75%                    80%
         June 2005                         75%                    80%
         July 2005                         75%                    80%
         August 2005                       75%                    80%
         September 2005                    75%                    80%

EBITDARR LESS CAPITAL EXPENDITURES TEST

For the period from January 1, 2005 though and including September 30, 2005, the Borrower shall maintain a minimum monthly EBITDARR less Capital Expenditures (as defined below), calculated in the same manner as in the Business Plan, at 75% of the EBITDARR less Capital Expenditures stated in the Borrower's Projections.

In addition, for the period from January 1, 2005 though and including September 30, 2005, the Borrower shall maintain a EBITDARR less Capital Expenditures, calculated in the same manner as reflected in the Business Plan, at 80% of the cumulative EBITDARR less Capital Expenditures stated in the Borrowers' Projections. (The first such test shall be for the period from January 1, 2005 through March 31, 2005)

                                  Min. EBITDARR Test       Min. Cumulative
                                                              EBITDARR Test
         Period
         January 2005                      75%                 Not tested
         February 2005                     75%                 Not tested
         March 2005                        75%                    80%
         April 2005                        75%                    80%
         May 2005                          75%                    80%
         June 2005                         75%                    80%
         July 2005                         75%                    80%
         August 2005                       75%                    80%
         September 2005                    75%                    80%

"Capital Expenditures" means for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with, or within three months after, the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

"EBITDARR" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to (i) Consolidated Net Income for such period plus, (ii) without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (c) the amount of depreciation and amortization expense, (d) administrative expenses (including restructuring charges) incurred in connection with the Cases in the amount provided for in the Business Plan, and (e) rents associated with aircraft leases.

"Consolidated Interest Charges" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest expense (net of interest income), premium payments, debt discount, fees (including, without limitation, amortization of deferred financing costs related to the Cases), charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP, it being understood that rent expense that is treated as an operating expense in accordance with GAAP is not included this calculation.

"Consolidated Net Income" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its

Subsidiaries (excluding extraordinary gains and extraordinary losses, in each case, incurred in connection with the Cases) for that period.

MINIMUM CASH TEST

For the period from January 1, 2005 though and including September 30, 2005, the Borrower shall maintain a minimum monthly cash, calculated in the same manner as reflected in the Business Plan, at the following percentages of the level of the amounts stated in the Borrower's Projections.


        Period                            Min. Cash Test

        January 2005                           75%
        February 2005                          75%
        March 2005                             75%
        April 2005                             75%
        May 2005                               75%
        June 2005                              75%
        July 2005                          $100,000,000
        August 2005                        $100,000,000
        September 2005                     $100,000,000

                       Annex C - Exit Facility Term Sheet

                                     ANNEX C



                             SOUTHWEST AIRLINES CO.



                            Exit Facility Term Sheet

                                December 15, 2004



                  Description of Notes to be Issued by New ATA
(Capitalized terms not defined herein have the meanings assigned to such terms in the Bid Proposal)

   Issuer: ATA Holdings Corp., as reorganized pursuant to the Cases ("New ATA").

Guarantors                   All of the debtor affiliates and subsidiaries
                             of New ATA (collectively,"Debtors").


Securities Offered:          9.5% Senior Secured Notes in an aggregate principal
                             amount of $40,000,000 (the "Notes").

Maturity:                    Payable in full 5 years from the issuance date of
                             the Notes (the "Maturity Date").

Interest Payment Dates:      Interest on the Notes shall accrue at the rate of
                             9.5% per annum and shall be payable in cash semiannually starting on the first six month anniversary of the issuance of the note.

Use of Proceeds:             Proceeds from the issuance of the Notes will be
                             used to repay any amounts outstanding under the DIP Facility of ATA Airlines, Inc. ("ATA") and for working capital purposes of New ATA and its subsidiaries. The Notes shall be issued on the Effective Date pursuant to the terms of the Bid Proposal.

Ranking: The Notes shall rank senior to all other indebtedness of New ATA, other than the New ATSB Loan, the Indiana debtor-in-possession financing (the "Indiana DIP"), up to $30,000,000 of pro forma secured debt of New ATA and its subsidiaries and cash secured letter of credit facilities not in excess of $40,000,000 in the aggregate with respect to which the Notes will be pari passu.

Security:                    Upon issuance and use of the proceeds to
                             repay in full the DIP Facility, the Notes shall be secured by all Collateral (as defined in the DIP Facility Term Sheet) securing the DIP Facility. In the event any of collateral securing the ATSB Loan or the Indiana DIP has been released, the Notes shall be secured by a first lien in such respective collateral (collectively, the
                             "Exit Facility Collateral").

Chicago Guaranty:            The Exit Facility shall include a guaranty of the
                             Chicago Construction Loan of up to $7,000,000 to be provided by Southwest (the "New Chicago
                             Guaranty") which shall replace any existing guaranty provided by Southwest to the City of Chicago. The obligations of New ATA and ATA arising under the New Chicago Guaranty shall be secured by the Exit Facility Collateral, pari passu with the Notes. New ATA shall pay to Southwest a guaranty fee in an amount equal to 3.0% per annum, paid monthly, of the guaranteed but not drawn obligations under the New Chicago
                             Guaranty. The New Chicago Guaranty shall expire on the Maturity Date, at which time New ATA or ATA shall repay the Chicago Construction Loan or provide a letter of credit or other form of assurance acceptable to the City of Chicago. The
                             New Chicago Guaranty may be in the form of a separate agreement from the Notes but shall remain pari passu with respect to the Exit
                             Facility Collateral.

Sinking Fund:                None.

Optional Redemption by       The Notes shall be redeemable in whole or in part,
Issuer :                     at any time, at a price equal to (i) par plus
                             coupon of 9.5%, such coupon reduced ratablyover the term of the Notes, plus (ii) all accrued and unpaid interest on the Notes up to the redemption date (the "Optional Redemption Price").

Change of Control:           Upon a Change of Control(as such term is defined
                             in the Codeshare Agreement), Southwest will have the option to require New ATA to purchase all or a portion of the Notes at the greater of (i)the
                             Optional Redemption Price and (ii) 101% of the principal amount thereof plus accrued and unpaid interest up to the purchase date.

Conditions to Closing:       Southwest's commitment to make the advance under
                             the Note Documents shall be subject to New ATA meeting the conditions to closing in the Investment Agreement.

Events of Default:           The following events, among others, shall
                             constitute events of default under the documents governing the terms of the Notes (the
                             "Note Documents"):

                             failure to pay interest when due and payable for over 30 days; o failure to pay principal when due for over 5 business days;o failure to comply with or observe any other covenant or warranty in the Note Documents for over 30 days following the receipt of notice of any default; and o certain events of bankruptcy,insolvency or reorganization.

                             In addition, the Note Documents shall contain other events of default normal and customary for facilities of this type (including, but not limited to, the relevant events of default set forth in the DIP Facility documentation).

Affirmative Covenants:       Customary and usual for facilities of this type
                             (including, but not limited to, the relevant covenants set forth in the DIP Facility documentation).

Negative (Restrictive)       The Note Documents shall contain covenants that,
 Covenants:                  among other things, shall limit New ATA's ability
                             to:

                             o        incur (i) additional indebtedness,
                                      (ii) purchase money obligations
                                      and (iii) ordinary course
                                      obligations, which shall be based
                                      on minimum pro forma fixed charge
                                      coverage ratios (and a basket to
                                      provide general operating
                                      flexibility) established to
                                      correspond with the financial
                                      projections for New ATA which are
                                      set forth in the court-approved
                                      disclosure statement;
                             o        during the first three years, pay
                                      dividends on, redeem or repurchase
                                      capital stock, subject to an
                                      initial basket that increases over
                                      time based on net income and
                                      proceeds of equity issuances;
                             o        make restricted investments;
                             o        create or allow certain liens;
                             o sell assets other than in the ordinary course without reinvesting the proceeds in the business or offering to retire debt at par;
                             o        engage in extraordinary
                                      transactions with affiliates and
                                      consolidate, merge or transfer all
                                      or substantially all of New ATA's
                                      assets without meeting certain
                                      specific obligations; and
                             o        utilize free cash flow other than
                                      in accordance with the Business
                                      Plan (as defined in the DIP
                                      Facility Term Sheet), unless
                                      certain unrestricted cash
                                      parameters and Notes prepayment
                                      obligations are met.

Governing Law:               The Note Documents shall be governed by New York
                             law.

Trustee, Transfer Agent      To be decided, if required.
and Paying Agent:

Registration Rights:         The Notes shall befreely transferable by Southwest
                             subject to applicable securities laws.In addition, Southwest shall be entitled to registration rights with normal and customary terms.

Alternate Provider:          The Issuer shall have the right to obtain
                             alternate financing on the same or better terms in place of the Exit Facility at its option.

                         Annex D - Investment Term Sheet

                                    ANNEX D

                             SOUTHWEST AIRLINES CO.

                         Investment Agreement Term Sheet
                                December 15, 2004

Company:               ATA Holdings Corp. ("Holdings")

Investor:              Southwest Airlines Co. ("Southwest")

Overview:              Southwest will provide ATA Airlines, Inc. with a
                       debtor-in-possession loan facility of up to $47,000,000
                       (the "DIP Facility") for general working capital purposes and provide Holdings with permanent financing
                       (through long-term debt) of up to $47,000,000 (the "Exit
                       Facility" and, together with the DIP Facility, the "Facilities") as outlined in Southwest's Bid
                       Proposal. In connection with such Facilities, Southwest and Holdings will also enter into an investment agreement (the "Investment Agreement") containing the following and other usual and customary terms and conditions. Pursuant to the Investment Agreement, and immediately following the effective date
                       (the "Effective Date") of the Plan of
                       Reorganization (the "Plan") of Holdings and its debtor subsidiaries(collectively, the "Debtors")under chapter
                       11 of title 11 of the United State Code
                       (the "Bankruptcy Code"),Southwest will purchase through an additional cash investment of $30,000,000
                       (the "Equity Investment") shares of non-voting senior convertible preferred equity (the "Preferred Equity") of reorganized Holdings ("New ATA"). The Preferred
                       Equity will be convertible into 27.5% of the fully diluted economic ownership of New ATA.

Equity Investment      Pursuant to the Plan, New ATA will issue a total of
Structure:             [?] million shares1 of common equity (the "Common
                       Equity") consisting of: (i) a total of [ ] million shares* of Common Equity (not including the Common
                       Equity issuable upon the conversion of
                       the Preferred Equity) (the "Constituent Common Equity") and (ii) a total of [ ] million shares* of Common
                       Equity upon conversion of the Preferred Equity.  The
                       Preferred Equity will convert into Common Equity, at Southwest's option, upon Southwest's sale or transfer of the Preferred Equity, in whole or in part, to any party other than Southwest and certain other specified major liquidity events.

                       New ATA's issuance to Southwest of the
                       Preferred Equity shall equal, upon conversion of such Preferred Equity, 27.5% of the Common Equity of New ATA on a fully diluted basis.

                       New ATA will reserve [ ] million shares* of Common Equity for members of senior management ("Management") of New ATA and will adopt a customary incentive program for Management, which will authorize the issuance of options or warrants at the discretion of the compensation committee of the Board of Directors of New ATA, exercisable for such Common Equity at an exercise price of not less than 125.0% of the effective purchase price of the Southwest Preferred Equity. The Management Common Equity will be dilutive to all other Common Equity on a pro rata basis, including that to be issued upon conversion of the Preferred Equity.

Terms of the           The Preferred Equity will: be senior to the Common
Preferred Equity:      Equity and junior to existing and future secured
                       indebtedness; contain customary anti-dilution protection; contain subscription rights to purchase additional equity securities in order to maintain
                       Southwest's ownership percentage; have a liquidation preference equal to its face value plus accrued dividends; and be entitled to vote only upon the occurrence of certain events of default; provided, however, New ATA will need to obtain the consent of Southwest prior to issuing any additional preferred securities while such Preferred Equity is outstanding.
                       The Preferred Equity will earn dividends, payable in kind, in cash or, during the first five years, through the issuance of additional notes under the Exit
                       Facility,at the option of New ATA, at the rate of 4.0% per annum. The Preferred Equity will be entitled to receive dividends and distributions by New ATA on its Common Equity as if such Preferred Equity had been converted to Common Equity.

                       The Preferred Equity will be convertible into Common Equity, at Southwest's option, upon Southwest's sale or transfer of such Preferred Equity to a third party and certain other specified major liquidity events. If not converted prior thereto, the Preferred Equity shall, at the option of Southwest, either convert into Common Equity or be redeemed at the accrued liquidation value (including accrued dividends) on the tenth (10th) anniversary of the Effective Date. Except as set forth in this paragraph and the preceding paragraph, the Preferred Equity and the Common Equity shall be identical in all other respects.

*Amount to be determined in consultation with the Creditors Committee.

Registration Rights:   The Preferred Equity, including the Common Equity
                       issuable upon conversion thereof, will be freely transferable by Southwest, subject to applicable securities laws. In addition, promptly after the Effective Date, New ATA will file and use its commercially reasonable efforts to cause to be declared effective and maintain the effectiveness of an evergreen resale registration statement permitting free resale of the Preferred Equity and all Common Equity to be issued under the Plan, subject to the conditions and limitations to be mutually agreed and set forth in the Investment Agreement.

Representations        Bring down of representationsand warranties from the
and Warranties:        DIP Facility and other customary representations and
                       warranties, including without limitation, compliance in all material respects with all orders of the Bankruptcy
                       Court and compliance with the applicable statutory, regulatory and interpretive restrictions regarding foreign ownership or control of U.S. air carriers.
                       The representations and warranties shall not survive the Closing Date.

Conditions to Closing: Southwest's commitment to make the Equity Investment shall be subject to, among  other things:

                       o preparaton, negotiation and execution of definitive legal documents necessary to consummate the transactions contemplated herein (and approval by the Bankruptcy Court of such documents as necessary);

                       o     the concurrent funding of the Exit Facility;

                       o     entry of necessary enforceable orders
                             from the Bankruptcy Court to confirm
                             the Plan containing terms and
                             conditions as set forth in the Plan
                             Term Sheet, attached as Annex F to the
                             Bid Proposal;

                       o receipt of all necessary material governmental, regulatory and third-party approvals;

                       o compliance with the applicable statutory, regulatory and interpretive restrictions regarding foreign ownership or control of U.S. air carriers;

                       o approval of amendments to New ATA's charter and by-laws as necessary to effectuate the governance and other provisions contemplated hereby;

                       o execution of a registration rights agreement providing for the filing of an evergreen resale registration statement after the Effective Date permitting free resale of the Preferred
                             Equity and Common Equity to be issued under the Plan in accordance with the conditions and limitations set forth in the Investment Agreement;

                       o absence of any injunction, stay, restraining order or decree by any court of competent jurisdiction staying the effectiveness of any approvals or the orders confirming the Plan in effect or pending;

                       o absence of any threatened or pending suit, action, investigation, inquiry or other proceeding by or before any court of competent jurisdiction (excluding the chapter 11 proceeding or any other proceeding disclosed to Southwest prior to the execution of the Investment Agreement and any threatened or pending anti-trust suit, action, investigation or inquiry) which is likely to have a materially adverse effect on Holdings's (or any of its subsidiaries') ability to carry on its business as New ATA or to materially impair Southwest's ability to realize the benefits and value of the Equity Investment; and

                       o     a bring-down of the representations and warranties
                              contained in the Facilities to the Closing Date.

Indemnification:       Southwest (and its affiliates, partners, agents,
                       advisors and representatives) to be indemnified by New
                       ATA for breach of representations, warranties and covenants set forth in the Investment Agreement.

                       Southwest (and its affiliates, partners, agents, advisors and representatives) to be indemnified in connection with the transactions contemplated hereby; provided that New ATA shall not be required to indemnify Southwest for losses arising solely from a decline in the market value of the Preferred Equity or the Common Equity.

Public                 Southwest's consent (as to both form and content) will
Announcements:         be required prior to any public announcement concerning
                       the Investment Agreement or the transactions contemplated herein, except to the extent that such public announcement or other disclosure is required by law.

Fees and Expenses:     New ATA will pay Southwest a closing fee equal to 2.5%
                       of the Equity Investment at closing.

Termination:           Southwest's commitment to make the Equity  Investment
                       shall terminate if the transactions contemplated hereby have not been consummated within a time frame to be specified in the definitive documents which shall not be earlier than September 30, 2005.

Miscellaneous:         This summary of terms is intended as an outline only
                       and does not purport to summarize all the conditions, covenants, representations, warranties or other provisions which would be contained in a definitive
                       Investment Agreement. This document does not constitute a definitive Investment Agreement or a commitment to enter into a definitive Investment Agreement, except as set forth in Southwest's Bid Proposal, and is subject in all respects to the provisions of the definitive
                       Investment Agreement, if any, that may be executed.

Governing Law:         New York

                         Annex E - Codeshare Term Sheet

                                     ANNEX E

                             SOUTHWEST AIRLINES CO.

                              Codeshare Term Sheet

                                December 15, 2004

1.       Introduction

Southwest Airlines Co. ("Southwest") and ATA Holdings Corp. (though its subsidiary ATA Airlines, Inc. ("ATA")) (each hereinafter singularly referred to as a "Carrier" or collectively as the "Carriers") seek to enter into an agreement ("Codeshare Agreement") to enhance each Carrier's ability to provide competitive and cost effective air transportation services to and from Midway International Airport in Chicago, Illinois (the "Initial Codeshare City"). This enhancement would occur by allowing the Carrier marketing and selling the seats (the "Marketing Carrier") to place its code on the services of the Carrier operating the flight (the "Operating Carrier") ("Codeshare" or "Codesharing").



2.       Codesharing Initiatives


Base Codeshare. Subject to any regulatory approval which may be required (as discussed in Part III of this Term Sheet), the Carriers will Codeshare on specific routes into and out of the Initial Codeshare City beginning on or about February 1, 2005 as provided in the Codeshare Agreement and such other cities specified in the Codeshare Agreement (each, including the Initial Codeshare City, a "Codeshare City") will be added no later than thirty (30) days after ATA's gates have been relocated to facilities which will reasonably accommodate passenger connections and baggage handling between the two Carriers; provided, that such additional cities shall not be added until at least thirty (30) days after the implementation of the Codeshare in the Initial Codeshare City. The Codeshare Agreement will outline procedures the Carriers must follow to add or delete Codesharing routes, including specified operational issues. Initially, ATA's international service and regional service (offered by Chicago Express Airlines, Inc., dba ATA Connection) will not be included.



Frequent Flyer Program Participation. Each Carrier has a frequent flyer program rewarding its customers for their loyalty ("Frequent Flyer Program(s)"). Southwest's Frequent Flyer Program is "Rapid Rewards" and ATA's Frequent Flyer Program is "ATA Travel Awards." The Programs are not dissimilar in that they award credits/points based on trips, not miles. The Carriers will use best efforts to find a mutually agreeable relationship between their respective Frequent Flyer Programs by February 2006, which will be the subject to a separate agreement subject to the terms of the Codeshare Agreement.

Inventory Management, Reservations and Distribution. The Operating Carrier will determine independently, and at its sole discretion, the number of seats in a particular fare class on its flights that will be made available for sale by the Marketing Carrier and will communicate the number and fare class available on each Codeshare flight daily to the Marketing Carrier. The Carriers will agree to use commercially reasonable efforts to pursue the best solution to sell seat inventory to maximize revenue, maintain the integrity of the Operating Carrier's inventory system and not compromise the Marketing Carrier's ability to sell its product.



Marketing. Each Carrier will make its own independent decision on the level of marketing support to be provided to the Codeshare Agreement, and there will be no contractual minimums for marketing support. Neither Carrier will market or sell non-stop itineraries on the other Carrier, which are not part of a Codeshare itinerary.



Codeshare Revenue and Settlement. The Carriers will negotiate terms and establish settlement procedures. Those terms will be contained in the Codeshare Agreement or a separate agreement subject to the terms of the Codeshare Agreement.



Air Cargo Service. Through the Codeshare Agreement or supplement thereto, the Carriers will explore the possibility of an air cargo program for each of the Codeshare Cities, addressing pro-ration of revenue, inventory management, and other Codesharing issues applicable to air cargo service.



Quality of Customer Service. Each Carrier provides its passengers and shippers with a pledge to provide the highest level of customer service. For Southwest, this pledge takes the form of the Carrier's "Customer Service Commitment." For ATA, this pledge takes the form of the Carrier's "Customer Service Plan." The Codeshare Agreement will address the integration of these documents in an effort to provide outstanding customer service on all Codesharing flights. In addition, the Carriers will develop a system for resolving customer complaints regarding Codeshare flights in an expeditious and fair manner.



Consistency of the Onboard Experience. The Carriers agree to use commercially reasonable efforts to identify and resolve material differences between their respective Contracts of Carriage with respect to Codeshare passengers onboard experience. In addition, the Carriers' onboard experiences differ in four significant ways: (a) class of service; (b) seat assignments; (c) in-flight entertainment; and (d) meal service. To effectively implement Codesharing between the Carriers, the Carriers will negotiate a solution to these four differences which will be memorialized in the Codeshare Agreement.


Consistency of the Airport Experience. The Codeshare Agreement will outline initiatives to provide seamless processing of passengers and baggage in the Codeshare City. The Carriers will discuss several issues for possible placement in the Codeshare Agreement, which could include: (a) co-location in a Codeshare City with cross-utilization of each Carriers' proprietary check-in equipment (including e-ticketing kiosks) and other airport assets; (b) mutual support for the Carriers' passengers, baggage, and cargo customers; and (c) coordination of government-mandated security requirements.

Emergency Procedures Involving Codesharing Flights. The Codeshare Agreement will outline procedures each Carrier must follow in the event of an accident or incident involving a Codeshare flight, including the generation of a complete manifest on Codeshare flights.



3.       Codesharing Ancillary Issues


Term and  Termination.  The initial term of the Codeshare  Agreement will be one
(1) year. Such initial term will be automatically converted into an eight (8) year term (seven (7) additional years) upon confirmation of an acceptable plan of reorganization, such plan to include the terms set forth in the Plan Term Sheet. The Codeshare Agreement will contain provisions customary to Airline Codeshare Agreements regarding events of default including but not limited to nonpayment, filing for bankruptcy protection, or the default of the purchase or financing agreements. Each Carrier shall have the sole discretion to terminate the Codeshare Agreement upon a change of control of the other Carrier (including a change in the Board of Directors), ATA's entry into a codeshare agreement with another party which is not permitted under the Codeshare Agreement or ATA customer service issues.



Regulatory Requirements. The Codeshare Agreement will state that the Carriers must identify and comply with all relevant regulatory requirements and work together to obtain any applicable governmental approvals. Those regulatory requirements or approvals could include, but may not be limited to, rules promulgated by the U.S. Department of Homeland Security, the U.S. Department of Justice and the U.S. Department of Transportation ("DOT"), including rules governing the Carriers' advertising.



Safety Requirements. The Codeshare Agreement will provide for a safety audit process whereby the Carriers will have mutual rights to determine whether the other Carrier is meeting or exceeding the minimum safety requirements mandated by any applicable regulatory authority.



Operational Control of Aircraft and Crews. The Codeshare Agreement will expressly prohibit any subcontracting of a Codeshare flight. The Codeshare Agreement will state that only Southwest's or ATA's aircraft and crews may be used for a Codeshare flight.



Liability, Indemnification & Insurance Issues. The Codeshare Agreement will hold the Operating Carrier liable for matters occurring on or arising out of a Codeshare flight. The Operating Carrier will indemnify the Marketing Carrier for claims or losses occurring on a Codeshare flight. The Marketing Carrier will indemnify the Operating Carrier for claims or losses arising from the Marketing Carrier's obligations under the Codeshare Agreement. The Codeshare Agreement will detail the types and limits of insurance each Carrier must maintain and will require full compliance with all legal and regulatory requirements.

Exclusivity. ATA will agree in the Codeshare Agreement to obtain the prior written consent of Southwest which will not be unreasonably withheld before entering into a Codesharing relationship or a Frequent Flyer Program which pertains to the offering of air transportation services of another U.S. certificated or foreign carrier.



Trademark Issues. The Codeshare Agreement will limit each Carrier's ability to use the trademark, logo, copyright, etc., of the other Carrier without that other Carrier's express written consent.



Relationship of Parties. Each Carrier will continue to operate as an independent company regarding all business and competitive decisions, and the Codeshare
Agreement: (a) will not grant either Carrier the authority to approve or disapprove any decisions of the other Carrier relating to advertising, pricing, aircraft acquisition, new market entry and/or capacity decisions, except as may be necessary to comply with relevant regulatory requirements; (b) will not make either Carrier a guarantor of the other Carrier regarding outstanding financial obligations, governmental penalties, legal obligations or customer service disputes; and (c) will not contain any requirement for either Carrier to promote the other Carrier's service over its own.

                            Annex F - Plan Term Sheet

                                     ANNEX F

                             SOUTHWEST AIRLINES CO.

           ATA Holdings, Inc. Proposed (Joint) Plan of Reorganization
                                December 15, 2004

The following material terms and conditions shall be contained in the Plan of Reorganization (the "Plan") of ATA Holdings Corp. ("Holdings") and its debtor affiliates (collectively, "Debtors") confirmed by the Bankruptcy Court:

1.       Treatment of Claims Other than Unsecured Claims

Administrative expenses (including administrative priority tax claims) and all other allowed priority claims, excluding Section 507(a)(8) priority taxes shall be paid in full in cash on the effective date of the Plan (the "Effective Date").

Section 507(a)(8) priority tax claims shall be paid in full in cash on the Effective Date or over 6 years from the date of assessment at the option of reorganized Holdings ("New ATA").

Except with respect to de minimis secured claims, secured claims shall be unimpaired and shall be reinstated or paid in full, together with interest, over a period of not less than 2 years, with the retention of liens, except as set for below relating to the Loan granted pursuant to that certain Loan Agreement entered into on November 20, 2002 among American Trans Air, Inc., Holdings, the Air Transportation Stabilization Board ("ATSB") and lenders party thereto (the "ATSB Loan").

The ATSB Loan shall receive a new secured note (the "New ATSB Loan") on the terms and subject to the conditions to be determined by the Bankruptcy Court or as reasonably agreed pursuant to a settlement between the Creditors' Committee and Debtors, on the one hand, and the ATSB, on the other hand.

2.       General Unsecured Claims

All General Unsecured Claims shall be treated as follows:

o 100% of the Allowed Unsecured Claims shall be converted into common equity (the "Common Equity") of New ATA; and

o a convenience class shall be created to handle claims less than $1,000.Convenience class claims shall be payable in cash at such discount as shall be determined in consultation with the Creditors Committee. Creditors may elect to reduce the entirety of their claims to $1,000 in order to qualify for convenience class treatment.

3.       Existing Equity Securities

As of the Effective Date, all previously issued and outstanding equity securities of Holdings will be deemed void, cancelled and of no further force and effect.

4.       Means for Implementation

Southwest shall purchase (or obtain a commitment of one or more financial institutions or accredited investors to purchase) new long-term debt of New ATA for up to $47,000,000 on terms and subject to the conditions contained in the Exit Facility Term Sheet, as set forth in Annex C to the Bid Proposal (the "Exit Facility"). The proceeds from such Exit Facility will be used to repay the DIP Facility (including a replacement of the guaranty of the Chicago Construction
Loan) and to provide additional working capital.

Southwest will also purchase non-voting senior convertible preferred equity (the "Preferred Equity") of New ATA for $30,000,000. The Preferred Equity will be convertible into 27.5% of the fully diluted Common Equity of New ATA, on terms and subject to conditions contained in the Investment Term Sheet, as set forth in Annex F to the Bid Proposal. The Preferred Equity shall convert to Common Equity, at Southwest's option, upon Southwest's sale or transfer of such Preferred Equity to a third party and certain other specified major liquidity events. Pursuant to such investment, Southwest will own 27.5% of the fully diluted economic ownership of New ATA on a converted basis.

5.       Other Conditions of the Plan

The following balance sheet characteristics shall also be features of the Plan:

         o other than the Exit Facility, the New ATSB Loan, the Indiana Facility and cash secured letter of credit facilities not in excess of $40,000,000 in the aggregate, the pro forma secured debt of New ATA outstanding as of the Effective Date shall be limited to $30,000,000;

         o other than normal payables (including outstanding reorganization professional fees to the extent approved by the Bankruptcy Court) and the Chicago Construction Loan, the unsecured debt of New ATA outstanding as of the Effective Date shall be limited to $1,000,000;

         o unrestricted cash of New ATA shall be an amount determined in consultation with the Creditors Committee;

         o aircraft lease/ rentals shall be modified pursuant to negotiations with the lessors of such aircraft;

         o the 2005 operating budget and capital expenditure plan of New ATA shall be approved by the Board of Directors of New ATA (the "Board") in consultation with Southwest; and

         o New ATA shall be prohibited for a period of three years from the Effective Date from paying any dividends, other than payment-in-kind or cash dividends on the Preferred Equity, or making any equity redemptions.

6.       Governance

The Board shall include 7 members to be appointed by the Creditors Committee in consultation with Southwest. The Board shall be responsible for appointing the senior management of New ATA.

7.       Management Incentive Plan


Options or warrants exercisable into common equity equal to 10.0% of the Common Equity of New ATA, excluding the Common Equity issuable upon conversion of the Preferred Equity, shall be set aside in a management incentive plan for New ATA management. The compensation committee of the Board of Directors of New ATA shall be responsible for determining the allocation and distribution of the management incentive options or warrants; provided, that the exercise price for such options or warrants shall in no event be less than 125.0% of the effective purchase price of the Southwest Preferred Equity.

8.       Other Provisions

Procedures for Resolving Disputed Claims: Settlements approved or entered by the Bankruptcy Court prior to the Effective Date will be binding on all parties. During the 180 days (unless extended by the Bankruptcy Court) commencing on the Effective Date, New ATA must file any and all objections to claims. A holder of a claim shall not be entitled to receive or recover any amount in excess of the amount reserved to pay such claim, as further provided in the Plan.

Treatment of Executory Contracts and Unexpired Leases: Executory contracts and unexpired leases will be assumed, or rejected, as the case may be, as determined by Holdings in consultation with Southwest.

9.       Amendments or Modifications

The terms and conditions of this term sheet may be modified or amended with the mutual consent of the Debtors, Creditors Committee, ATSB and Southwest Airlines Co.